Exhibit A:

Mr. Adkisson also directly owns an employee stock option to purchase 5,625 shares of Class A common stock with (i) an exercise price of $151.60 per share and (ii) an expiration date of November 22, 2029. Of the 5,625 shares subject to this option, 1,875 shares vested on November 22, 2021, 1,875 shares are scheduled to vest on November 22, 2022, and 1,875 shares are scheduled to vest on November 22, 2023.

Mr. Adkisson also directly owns an employee stock option to purchase 9,375 shares of Class A common stock with (i) an exercise price of $123.92 per share and (ii) an expiration date of July 31, 2030. Of the 9,375 shares subject to this option, 3,125 shares vested on July 31, 2022, 3,125 shares are scheduled to vest on July 31, 2023, and 3,125 shares are scheduled to vest on July 31,
2024.

Mr. Adkisson also directly owns an employee stock option to purchase 7,500 shares of Class A common stock with (i) an exercise price of $691.23 per share and (ii) an expiration date of February 23, 2031. Of the 7,500 shares subject to this option, 1,875 shares vested on February 23, 2022,
1,875 shares are scheduled to vest on February 23, 2023, 1,875 shares are scheduled to vest on February 23, 2024, and 1,875 shares are scheduled to vest on February 23, 2025.

Mr. Adkisson also directly owns an employee stock option to purchase 20,000 shares of Class A common stock with (i) an exercise price of $404.60 per share and (ii) an expiration date of February 17, 2032. Of the 20,000 shares subject to this option, 5,000 shares are scheduled to vest on February 17, 2023,
5,000 shares are scheduled to vest on February 17, 2024, 5,000 shares are scheduled to vest on February 17, 2025, and 5,000 shares are scheduled to vest on February 17, 2026.

Mr. Adkisson also directly owns restricted stock units with the contingent right to receive 400 shares of Class A common stock. Of these 400 shares, 200 shares are scheduled to vest on November 13, 2023 and 200 shares are scheduled to vest on November 13, 2024.